Exhibit 99.1

Chiasma Provides Year-End Corporate Update and Preliminary Outlook for 2017

WALTHAM, Mass., January 9, 2017 – Chiasma, Inc. (NASDAQ: CHMA), a biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today provided a corporate review of 2016 and preliminary outlook for 2017.

“2016 was a challenging year for Chiasma due to our receipt of a Complete Response Letter for Mycapssa from the FDA at the time of our PDUFA date in April 2016. Despite this setback, we remain committed to developing new treatment options for patients with acromegaly,” commented Mark J. Fitzpatrick, president and chief executive officer of Chiasma. “The enrollment in the Phase 3 MPOWERED™ study of Mycapssa to support the filing of a Marketing Authorization Application with the European Medicines Agency met our 2016 enrollment goals. Further, Chiasma is well-funded and has an experienced and motivated team focused on the continued pursuit of regulatory approval of octreotide capsules for the treatment of patients with acromegaly in the United States.”

Key Development and Regulatory Updates

•	Chiasma continues to evaluate potential pathways forward with the U.S. Food and Drug Administration (FDA) to potentially secure regulatory approval in the U.S. for Mycapssa for the treatment of adult patients with acromegaly

•	On April 15, 2016 the FDA, in its Complete Response Letter (CRL) to our New Drug Application (NDA) for Mycapssa, strongly recommended that the company conduct a randomized, double-blind and controlled trial that enrolls patients from the United States and is of sufficiently long duration to ensure that control of disease activity is stable at the time point selected for the primary efficacy assessment

•	Following an End of Review meeting, the FDA indicated that some of its concerns could potentially be addressed through a placebo-controlled study design

•	Chiasma acknowledges this feedback and continues to evaluate pathways forward to potentially secure approval in the United States for Mycapssa

•	Chiasma continues to enroll its MPOWERED™ Phase 3 trial of Mycapssa while managing certain elements of the study to preserve resources for a potential pathway forward in the U.S.

•	The MPOWERED trial enrolled patients consistent with our 2016 enrollment goals

•	In light of its ongoing evaluation of potential U.S. development pathways for Mycapssa in acromegaly, Chiasma is modifying certain elements of the MPOWERED™ study in an effort to preserve resources necessary to potentially produce data packages that could be suitable for submission in both the United States and the European Union

•	Certain adjustments to the MPOWERED study may delay the expected timing of a Marketing Authorization Application (MAA) filing with the European Medicines Agency (EMA), previously estimated to occur in 2019

Chiasma intends to provide further clinical and regulatory strategy updates if and when it is able to reach an understanding with FDA on the development path forward for Mycapssa. The company remains committed to the advancement of Mycapssa for acromegaly to potentially improve patient care.

Cash Position Update

•	Chiasma ended 2017 with approximately $93M in cash, cash equivalents and marketable securities

•	The company’s year-end cash is in line with our expectations and Chiasma expects that, under its current operating plan, this cash is sufficient to fund operations beyond 2018

Key Personnel Changes

•	Leadership Appointments

•	Dr. William Ludlam, an endocrinologist, was recently promoted to Sr. Vice President of Clinical and Medical Affairs from Vice President, Medical Affairs. Dr. Ludlam joined Chiasma in 2015 from Novartis Pharmaceuticals, where he was Senior Medical Director, Pituitary Disorders, US Oncology CDMA, Rare Diseases. Prior to joining Novartis, Dr. Ludlam spent 15 years in a number of academic and clinical roles including as medical director at the Seattle Pituitary Center within the Neuroscience Institute at the Swedish Medical Center

•	In December 2016, the company amended its services agreement with Gary Patou, M.D. to cover his continuing support to the company on a part-time basis through the end of 2020 as Head of Clinical to Chiasma

•	In October 2016, Mark J. Fitzpatrick was appointed President, Chief Executive Officer and Director; Mr. Fitzpatrick previously served as the company’s Chief Financial Officer

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa®”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa in the United States. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. Mycapssa and TPE are registered trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s commitment to develop new treatment options to patients with acromegaly, the company’s efforts to explore pathways to potentially enable regulatory approval in the US, the company’s ongoing MPOWERED Phase 3 clinical trial and the timing of planned regulatory filings related thereto, the company’s ability to preserve resources necessary to enable it to potentially produce data packages that could be suitable for submission in both the United States and the European Union, approximate cash balance as of the end of 2016, and the company’s expectation that its existing cash, cash equivalents and marketable securities will be sufficient to fund its operations beyond 2018. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of Mycapssa in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of Mycapssa in accordance with the FDA’s recommendation in the CRL to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with Chiasma pursuing a development pathway other than the path strongly recommended by the FDA; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission (SEC) on November 9, 2016, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com